EXHIBIT 23(B)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-112911 of Nevada Power Company on Form S-4 of our report dated March 7, 2004, which includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, appearing in this Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2003.

Deloitte & Touche LLP

Reno, Nevada

March 7, 2004